Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:	Agency Contact:
Maureen Hart	James L. Kawski	Stacy Grisinger
Axcelis Technologies, Inc.	Axcelis Technologies, Inc.	The Loomis Group Inc.
Tel: (978) 787-4266	Tel: (978) 787-4000	Tel: (617) 638-0022
Fax: (978) 787-4275	Fax: (978) 787-9133	Fax: (617) 638-0033
maureen.hart@axcelis.com	investor.relations@axcelis.com	grisingers@loomisgroup.com

AXCELIS ANNOUNCES FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR 2004

BEVERLY, Mass. — February 3, 2005 – Axcelis Technologies, Inc. (NASDAQ: ACLS) today announced financial results for its fourth quarter and year ended December 31, 2004.  The Company reported net revenues of $94.5 million, compared to $127.9 million for the third quarter of 2004, and $98.6 million for the corresponding quarter of the previous year. Worldwide revenues for the fourth quarter, including revenues of the Company’s 50% owned joint venture in Japan, Sumitomo Eaton Nova Corporation (“SEN”), were $184.5 million, compared to $219.0 million for the preceding quarter, and $161.0 million for the fourth quarter of 2003. Net income for the quarter was $7.0 million, or $0.07 per diluted share, compared to $19.1 million, or $0.19 per diluted share, in the third quarter of 2004, and $3.3 million, or $0.03 per diluted share, for the fourth quarter of 2003.  Gross margin for the fourth quarter of 2004 was 41.1%.

For the full year 2004, worldwide revenues, including revenues of SEN, were $837.7 million, compared with $492.2 million in 2003.  Net revenues, excluding SEN revenues, were $508.0 million, compared with $328.0 million in 2003.  Net income for the year was $74.2 million, or $0.73 per diluted share, compared to a net loss of $113.9 million in 2003, or $1.16 per share including the effect of a non-cash charge to income tax expense of $69.7 million, or $0.70 per share.

Mary Puma, president and chief executive officer stated, “We concluded a year in which we achieved several important operational and financial goals.  Our 2004 financial accomplishments include improving operating efficiencies, reducing fixed costs, growing margins and generating cash.”

“In 2004 we also made significant investments in developing products that meet the emerging needs of our customers, positioning us very well for long-term growth.   Our new products for ion implant and low-k curing and cleaning continue to develop strong customer interest.  This quarter we will launch a new single wafer implant platform that maximizes performance while minimizing the challenges and costs associated with scaling.  Our next-generation product platforms will put us in a unique position to deliver exceptional value to our customers for 65 nanometer production and beyond,” continued Puma.

“In terms of the fourth quarter, our financial results were in line with our expectations. Compared to the fourth quarter of 2003, we appreciably improved profitability and increased positive cash flow on lower revenue. Our fourth quarter bookings reflect weak customer demand primarily attributable to declining fab utilization. We anticipate that our first quarter bookings will show improvement, since several orders expected to book in the fourth quarter pushed out to the first quarter of 2005. Although visibility is poor, we are hopeful that this signals a bottoming of industry fundamentals,” concluded Puma.

Axcelis believes that the information regarding the aggregate revenues of SEN, a 50% owned unconsolidated subsidiary of Axcelis, combined with Axcelis’ own revenues for the quarter and full year, is useful to investors.  SEN’s ion implant products are covered by a license from Axcelis and therefore the combined revenue of the two companies indicates the full market penetration of Axcelis’ technology.

Fourth Quarter Detail

Shipments

Shipments for the fourth quarter on a worldwide basis, including SEN, totaled $150.4 million with net shipments, excluding SEN, totaling $90.3 million. Worldwide shipments were down 33% from the third quarter of 2004 and net shipments were down 30%.

Geographically, systems shipments excluding SEN were to:  Asia 66%, Europe 8% and North America 26%.

Service revenue (service labor, spare parts and consumables) was $41.9 million for the quarter, down 6.5% from the third quarter of 2004.

The ion implantation business (excluding SEN) accounted for 76% of total shipments in the fourth quarter while the complementary products (RTP, Dry Strip and Curing) accounted for 24%.

Orders and Backlog

Orders (new systems bookings and service excluding SEN) received for the fourth quarter totaled $87.4 million, compared to $126.3 million for the third quarter of 2004. New system bookings, excluding service, amounted to $45.5 million compared to $81.5 million for the preceding quarter. Worldwide orders, including SEN, were $122.7 million, compared to $234.3 million for the third quarter of 2004.

Geographically, net system orders without SEN were split as follows: Asia 70%, Europe 9% and North America 21%.  Logic manufacturers (integrated device manufacturers and foundries) accounted for 52% of systems orders while memory manufacturers made up 48%.

Backlog plus deferred systems revenue for the quarter ended at $118.4 million, a decrease of 19.3% since the end of the third quarter of 2004. Reported backlog consists of systems only (i.e., excluding service contracts) that are generally scheduled to ship within six months.

Balance Sheet

Axcelis ended the year with $193.4 million in cash and cash equivalents, restricted cash and short-term investments. The Company generated $25.8 million in cash during the fourth quarter.

First Quarter Outlook

Net revenues (excluding SEN) for the first quarter of 2005 are forecast in the range of $95 million to $105 million.  Gross margins are projected in the range of 42% to 43%. The Company expects to earn between $0.01 and $0.05 per share. Results for the first quarter will be impacted negatively by restructuring and relocation costs of $2 to $3 million ($0.02 to $0.03 per share). The Company has also forecast the contribution from SEN for the quarter to decrease significantly due to the declining market in Japan.

The Company expects cash outflow to approximate $15 million in the first quarter as several annual or semi annual payments for variable compensation, insurance,  401K matching, and interest become payable.

Fourth Quarter 2004 Conference Call

The company will be hosting a conference call today, Thursday, February 3, 2005, beginning at 5:00 p.m. EST.  The purpose of the call is to discuss fourth quarter results for 2004 and to provide guidance for the first quarter of 2005.  The call will be available to interested listeners via an audio webcast that can be accessed through Axcelis’ home page at www.axcelis.com or by dialing 1-800-475-3716 (1-719-457-2728 outside North America).  Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies, the conference leader: James Kawski, and pass code: Axcelis Q4.  A telephone replay will be available from 8:00 p.m. EST on February 3, 2005 until 11:59 p.m. EST on February 10, 2005.  Dial 1-888-203-1112 (1-719-457-0820 outside North America), and enter conference ID code #938183.  A webcast replay will be available from 8:00 p.m. EST on February 3, 2005 until 5:00 p.m. EST March 3, 2005.

New Single Wafer Implant Product Announcement Conference Call

To learn more about Axcelis’ new single wafer product platform, please join Axcelis for a webcast at 1:00 p.m. EST on February 16, 2005. The live presentation will be accessible through Axcelis’ home page at www.axcelis.com. Prior to the start of the webcast, please access the presentation feed by clicking on “Investors” and “Events” and click on the appropriate icon. For audio only and to participate in the Q&A, dial 1-800-967-7135 (1-719-457-2626 outside North America). Participants calling into the conference call will be requested to provide the company name: Axcelis Technologies and the conference leader: James Kawski. A telephone replay will be available from 8:00 p.m. EST on February 16, 2005 until 11:59 p.m. EST on February 23, 2005. Dial 1-888-203-1112 (1-719-457-0820 outside North America), and enter conference ID code #6444767. A webcast replay will be available from 8:00 p.m. EST on February 16, 2005 until 5:00 p.m. EST on March 16, 2005.

Safe Harbor Statement

This document contains forward-looking statements under the SEC safe harbor provisions.  These statements are based on management’s current expectations and should be viewed with caution. They are subject to various risks and uncertainties, many of which are outside the control of the Company, including the conversion of orders to revenue in any particular quarter, or at all, our ability to implement successfully our profit plans and our product development and product introduction targets, the continuing demand for semiconductor equipment, relative market growth, continuity of business relationships with and purchases by major customers, competitive pressure on sales and pricing, increases in material and other production costs that cannot be recouped in product pricing and global economic, political and financial conditions. These risks and other risk factors relating to Axcelis are described more fully in the most recent Form 10-K filed by Axcelis and in other documents filed from time to time with the Securities and Exchange Commission.

About Axcelis Technologies, Inc.

Axcelis Technologies, Inc., headquartered in Beverly, Massachusetts, provides innovative, high-productivity solutions for the semiconductor industry. Axcelis is dedicated to developing enabling process applications through the design, manufacture and complete life cycle support of ion implantation, rapid thermal processing, and cleaning and curing systems. Axcelis Technologies has key product development  centers in Beverly, Massachusetts, as well as in Toyo, Japan through its joint venture, SEN. The company’s Internet address is: www.axcelis.com.

Axcelis Technologies, Inc.

Consolidated Balance Sheets

In thousands

	December 31, 2004	December 31, 2003

Assets

Current assets
Cash and cash equivalents	$168,495	$93,249
Restricted cash	3,498	3,800
Short-term investments	18,517	14,972
Accounts receivable, net	83,767	73,751
Inventories	116,330	123,985
Other current assets	14,986	19,554
Total current assets	405,593	329,311

Property, plant & equipment, net	75,275	80,927
Investment in Sumitomo Eaton Nova Corporation	109,095	73,327
Goodwill	46,773	46,774
Intangible assets	17,671	20,119
Restricted cash, long-term portion	2,841	2,616
Other assets	32,992	31,973
	$690,240	$585,047

Liabilities and stockholders’ equity

Current liabilities
Accounts payable	$24,278	$35,787
Accrued compensation	27,030	15,061
Warranty	9,218	17,000
Income taxes	5,894	7,109
Deferred revenue	34,050	14,441
Other current liabilities	8,289	11,925
Total current liabilities	108,759	101,323

Long-term debt	125,000	125,000
Other long-term liabilities	12,994	5,474

Stockholders’ equity
Common stock	100	99
Additional paid-in capital	457,335	451,389
Deferred compensation	(566)	(811)
Treasury stock - at cost	(1,218)	(1,218)
Retained earnings deficit	(27,332)	(101,507)
Accumulated other comprehensive income	15,168	5,298
	443,487	353,250
	$690,240	$585,047

Axcelis Technologies, Inc.

Consolidated Statements of Operations

In thousands, except per share amounts

	Three months ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenue
Systems	$48,529	$60,187	$326,521	$194,889
Services	41,930	35,703	167,027	127,084
Royalties	4,048	2,729	14,428	6,017
	94,507	98,619	507,976	327,990
Cost of Revenue	55,634	60,129	296,448	217,622

Gross profit	38,873	38,490	211,528	110,368

Operating expenses
Research & development	15,200	14,908	63,209	63,284
Selling	10,910	10,612	47,593	46,202
General and administrative	11,504	10,674	46,149	41,057
Amortization of intangible assets	612	662	2,448	1,955
Restructuring charges	994	162	994	4,907
	39,220	37,018	160,393	157,405

Income (loss) from operations	(347)	1,472	51,135	(47,037)

Other income (expense)
Equity income of Sumitomo
Eaton Nova Corporation	8,319	4,420	30,531	8,954
Interest income	827	322	2,032	1,807
Interest expense	(1,656)	(1,566)	(6,673)	(6,229)
Other-net	(795)	(891)	(1,886)	(1,836)
	6,695	2,285	24,004	2,696

Income (loss) before income taxes	6,348	3,757	75,139	(44,341)

Income taxes (credit)	(693)	487	964	69,535

Net income (loss)	$7,041	$3,270	$74,175	$(113,876)

Basic net income (loss) per share	$0.07	$0.03	$0.75	$(1.16)
Diluted net income (loss) per share	$0.07	$0.03	$0.73	$(1.16)

Shares used in computing:
Basic net income (loss) per share	99,814	98,785	99,528	98,514
Diluted net income (loss) per share	100,620	98,785	101,205	98,514